Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 140 to Registration Statement No. 002-90649 on Form N-1A of our report dated December 10, 2013 relating to the financial statements and financial highlights of Fidelity International Value Fund, our report dated December 11, 2013 relating to the financial statements and financial highlights of Fidelity Total International Equity Fund, our reports dated December 12, 2013 relating to the financial statements and financial highlights of Fidelity International Small Cap Opportunities Fund and Fidelity Global Equity Income Fund, our reports dated December 13, 2013 relating to the financial statements and financial highlights of Fidelity International Capital Appreciation Fund, Fidelity Diversified International Fund, Fidelity Worldwide Fund, Fidelity International Small Cap Fund and Fidelity Emerging Europe, Middle East, Africa (EMEA) Fund, and our reports dated December 16, 2013 relating to the financial statements and financial highlights of Fidelity Series Emerging Markets Fund, Fidelity Series International Value Fund, Fidelity Series International Small Cap Fund, and Fidelity Europe Capital Appreciation Fund, each a fund of Fidelity Investment Trust, appearing in the Annual Report on Form N-CSR of Fidelity Investment Trust for the year ended October 31, 2013, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 20, 2013